EXHIBIT 99.1
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[LOGO]                      545 Long Wharf Drive, 5th floor, New Haven, CT 06511
DSL.net(TM)                                Tel: 1-877-DSL-NET1 Fax: 203-624-3612
More than just dsl...                       Email: info@dsl.net Web: www.dsl.net



DSL.NET REACHES AGREEMENT TO ACQUIRE NETWORK ASSETS
AND CUSTOMERS OF NETWORK ACCESS SOLUTIONS

NEW HAVEN, Conn. -(BUSINESS WIRE), Oct. 17, 2002 - DSL.net, Inc. (NASDAQ: DSLN), a leading nationwide provider of broadband communications services to businesses, today announced that it has reached a definitive agreement to acquire network assets and associated subscriber lines of Herndon, Va.-based Network Access Solutions Corporation (NAS), a leading regional broadband solutions provider for businesses. The purchase price under the acquisition agreement is $17 million, consisting of $7 million in cash and the assumption of certain liabilities in an aggregate principal amount of no more than $10 million.

NAS filed a voluntary petition for Chapter 11 reorganization in June. As a result, the agreement is subject to the approval of the U.S. Bankruptcy Court of Delaware. Under the bankruptcy proceedings, competing bids may be submitted to acquire the NAS assets and associated subscriber lines covered by the DSL.net agreement.

The NAS network extends from Virginia to Massachusetts, and includes approximately 13,000 on-network business subscriber lines. The NAS network spans a part of the country that is home to the most robust data communications traffic in the world and represents the densest region for business in the United States.

"We are pleased to have reached this stage in our efforts to acquire these assets from NAS and believe this transaction will benefit the existing customers of both companies. This acquisition would expand our network capabilities and our ability to offer innovative products and services for business customers," said David F. Struwas, chairman and chief executive officer of DSL.net.

If the transaction is approved by the bankruptcy court and the other closing conditions are satisfied, DSL.net expects that this transaction will be completed in 2002.

ABOUT DSL.NET
Based in New Haven, Conn., DSL.net, Inc. combines its own DSL facilities, nationwide network infrastructure, and Tier I Internet Service Provider (ISP) capabilities to provide high-speed Internet access and value-added services directly to small- and medium-sized businesses throughout the United States. A certified CLEC in all 50 states, plus Washington D.C. and Puerto Rico, DSL.net sells to businesses, primarily through its own direct sales channel. DSL.net augments its direct sales strategy through select system
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integrators, application service providers and marketing partners. In addition to a number of high-performance, high-speed Internet connectivity solutions specifically designed for business, DSL.net product offerings include Web hosting, DNS management, enhanced e-mail, online data backup and recovery services, firewalls, virtual private networks and nationwide dial-up services. For more information on DSL.net, visit www.dsl.net, e-mail info@dsl.net, or call 1-877-DSL-NET1 (1-877- 375-6381).


This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including, without limitation, those regarding the completion of the acquisition of the NAS network assets and subscriber lines, DSL.net's ability to expand its network capabilities and its ability to offer innovative products and services, and the successful integration of the NAS assets with DSL.net's assets, are subject to a variety of risks and uncertainties, many of which are beyond DSL.net's control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, (i) the completion of the acquisition of the NAS assets, and if completed, the successful integration of those assets into DSL.net, (ii) DSL.net's ability to realize the revenue, earnings and synergies anticipated from the acquisition of the NAS assets, (iii) market demand for DSL.net's products and services, (iv) DSL.net's ability to recruit and retain qualified personnel and manage the growth of its business,
(v) competition and (vi) regulatory, legislative and judicial developments, all of which could adversely affect the way DSL.net operates its business. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. DSL.net undertakes no obligation, and disclaims any obligation, to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks faced by DSL.net, see the disclosure contained under "Risk Factors" in DSL.net's Annual Report on Form 10-K for the year ended December 31, 2001, which has been filed with the Securities and Exchange Commission.

DSL.net is a trademark of DSL.net, Inc. Other company names may be trademarks of their respective owners.


Contacts:

            Media:                                  Investors
            Joe Tomkowicz                           Bob DeSantis
            203-782-3885                            203-782-3267
            jtomkowicz@dsl.net                      investors@dsl.net
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